UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2017
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Centennial Resource Development, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-37697	47-5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1001 Seventeenth Street, Suite 1800
Denver, Colorado 80202
(Address of principal executive offices, including zip code)
(720) 499-1400
(Registrant’s telephone number, including area code)
___________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.
Indenture and Senior Notes
On November 30, 2017, Centennial Resource Production, LLC (“CRP”), a subsidiary of Centennial Resource Development, Inc. (the “Company”), closed its previously announced offering of $400.0 million aggregate principal amount of 5.375% senior notes due 2026 (the “Notes”). The Notes were issued under the Indenture, dated as of November 30, 2017, by and among CRP, the subsidiary guarantors named therein and UMB Bank, N.A., as trustee (the “Indenture”). The Notes are fully and unconditionally guaranteed on a senior unsecured basis by each of CRP’s current subsidiaries that guarantee CRP’s revolving credit facility. The Notes are not guaranteed by the Company and the Company is not subject to the terms of the Indenture.
Interest and Maturity
The Notes will mature on January 15, 2026. The Notes bear interest at the rate of 5.375% per annum, payable in cash semi-annually in arrears on each January 15 and July 15, commencing July 15, 2018.
Optional Redemption
At any time prior to January 15, 2021, CRP may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes with an amount of cash not greater than the net cash proceeds of certain equity offerings at a redemption price equal to 105.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate principal amount issued under the Indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering.
At any time prior to January 15, 2021, CRP may, on any one or more occasions, redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, the date of redemption.
On and after January 15, 2021, CRP may redeem the Notes, in whole or in part, at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the date of redemption:

YEAR	PERCENTAGE
2021	102.688%
2022	101.344%
2023 and thereafter	100%
Change of Control
If CRP experiences certain defined changes of control, each holder of Notes may require CRP to repurchase all or a portion of its Notes for cash at a price equal to 101% of the aggregate principal amount of such Notes, plus any accrued but unpaid interest to the date of repurchase.
Certain Covenants
The Indenture contains covenants that, among other things and subject to certain exceptions and qualifications, limit CRP’s ability and the ability of CRP’s restricted subsidiaries to: (i) incur or guarantee additional indebtedness or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from their subsidiaries to them; (vii) consolidate, merge or transfer all or substantially all of their assets; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries.

Events of Default
Upon an Event of Default (as defined in the Indenture), the trustee or the holders of at least 25% of the aggregate principal amount of then outstanding Notes may declare the Notes immediately due and payable, except that a default resulting from certain events of bankruptcy or insolvency with respect to CRP, any restricted subsidiary of CRP that is a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary, will automatically cause all outstanding Notes to become due and payable.
The foregoing description of the Indenture is qualified in its entirety by reference to the Indenture, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.
Credit Agreement Amendment
On December 1, 2017, CRP entered into that certain Seventh Amendment to Amended and Restated Credit Agreement (the “Seventh Amendment”), which amends the Amended and Restated Credit Agreement, dated as of October 15, 2014, by and among CRP, each of the lenders and guarantors from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent (as amended, the “Credit Agreement”). The Seventh Amendment amends the Credit Agreement to reflect CRP’s election to voluntarily reduce the commitments under the Credit Agreement to $475.0 million.
The foregoing description of the Seventh Amendment is qualified in its entirety by reference to the Seventh Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated into this Item 2.03 by reference.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of November 30, 2017, by and among Centennial Resource Production, LLC, the subsidiary guarantors named therein and UMB Bank, N.A., as Trustee.
10.1
Seventh Amendment to Amended and Restated Credit Agreement, dated as of December 1, 2017, by and among Centennial Resource Production, LLC, as borrower, and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and guarantors party thereto.

SIGNATURE
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

Date: December 4, 2017
By:    /s/ George S. Glyphis
Name:    George S. Glyphis
Title:    Chief Financial Officer, Treasurer and Assistant     Secretary